EXHIBIT 16.1


November 29, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by OrganiTECH U.S.A. INC. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of the Form 8-K, as part of OrganiTECH's Form 8-K report dated November 29, 2005. We agree with the statements concerning our Firm in such Form 8- K. However, we make no comment whatsoever regarding the current status of the material weaknesses disclosed in Item 8A, Controls and Procedures, of its Annual Report on Form 10-KSB/A for the year ended December 31, 2003 or the current status of any remedial actions related to such material weaknesses.


Very truly yours,

/s/ Amper, Politziner & Mattia, P.C.